Exhibit 3.5

CERTIFICATE OF AMENDMENT OF THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
MILLENNIAL MEDIA, INC.

MILLENNIAL MEDIA, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify as of this 13th day of March, 2012:

FIRST:  The name of the Company is MILLENNIAL MEDIA, INC.

SECOND:  The date of filing the original Certificate of Incorporation of the Company with the Secretary of State of the State of Delaware was May 30, 2006.  The Company filed an Amended and Restated Certificate of Incorporation on December 22, 2010.

THIRD:  The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Amended and Restated Certificate of Incorporation as follows:

1.             Section A of Article IV is hereby amended and restated to read in its entirety as follows:

“A.          The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares which the Company is authorized to issue is 137,729,753 shares, 90,000,000 shares of which shall be Common Stock (the “Common Stock”) and 47,729,753 shares of which shall be Preferred Stock (the “Preferred Stock”).  The Preferred Stock shall have a par value of $0.001 per share and the Common Stock shall have a par value of $0.001 per share.

FOURTH:  Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Company for their approval, and was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

FIFTH:   All other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.

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IN WITNESS WHEREOF, Millennial Media, Inc., has caused this Certificate of Amendment to be executed by its duly authorized officer this 13th day of March, 2012.

MILLENNIAL MEDIA, INC.

By:	/s/ Paul J. Palmieri
Paul J. Palmieri
President and Chief Executive Officer